Exhibit 23.2

Independent Accountants’ Consent

February 27, 2004

We consent to the incorporation by reference in the registration statement of Harrodsburg First Financial Bancorp, Inc. on Form S-4 of our report dated November 7, 2003, on our audits of the consolidated financial statements of Harrodsburg First Financial Bancorp, Inc. as of and for the years ended September 30, 2003 and 2002, which report is incorporated by reference to the September 30, 2003 Annual Report on Form 10-KSB of Harrodsburg First Financial Bancorp, Inc., and to the reference to our Firm under the heading “Experts”.

/s/    BKD, LLP